SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549 FORM 8-A FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

ZIONS BANCORPORATION (Exact Name of Registrant as Specified in its Charter) Utah (State of Incorporation or Organization) 87-0227400 (I.R.S. Employer Identification No.)	ZIONS FINANCIAL CORP. (Exact Name of Registrant as Specified in its Charter) Delaware (State of Incorporation or Organization) 87-0676389 (I.R.S. Employer Identification No.)

c/o Zions Bancorporation One South Main Street, Suite 1134 Salt Lake City, Utah (Address of Principal Executive Offices) 84111 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number(s) to which this form relates: 333-65156 and 333-65156-01

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Fixed/Floating Rate Guaranteed Notes due May 15, 2011 (and the Guarantee related thereto)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                None

Item 1.            Description of Registrant’s Securities to be Registered

This registration statement relates to the Fixed/Floating Rate Guaranteed Notes due May 15, 2011 (the “Notes”) of Zions Financial Corp., a Delaware corporation (the “Registrant”). The Notes are guaranteed by Zions Bancorporation, a Utah corporation (the “Company”) to the extent set forth in the Guarantee Agreement, dated as of September 19, 2001, included in Exhibit 2 hereto (the “Guarantee”). The particular terms of the Notes and the Guarantee are described in the prospectus, dated August 7, 2001 (the “Prospectus”), which forms a part of the Registration Statement on Form S-4 (File Nos. 333-65156 and 333-65156-01) filed with the Securities and Exchange Commission on July 13, 2001 (including all amendments and supplements thereto, the “Registration Statement”). Such Prospectus, as it may hereafter be amended or supplemented and filed as part of an amendment to the Registration Statement or otherwise pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is hereby incorporated by reference.

Item 2.            Exhibits

Exhibit No.	Description

1

Indenture, dated as of May 24, 2001, among Zions Bancorporation, Zions Financial Corp., and Chase Manhattan Bank and Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s filing on Form S-4 (File Nos. 333-65156 and 333-65156-01), filed July 13, 2001).

2	Fixed/Floating Rate Guaranteed Note due May 15, 2011 of Zions Financial Corp.
2

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ZIONS BANCORPORATION BY: /s/Doyle L. Arnold Name: Doyle L. Arnold Title: Executive Vice President and Chief Financial Officer
ZIONS FINANCIAL CORP. BY: /s/W. David Hemingway Name: W. David Hemingway Title: Vice President and Director

Date: September 22, 2003 3